Exhibit 99.1

AquaBounty Technologies Announces First Quarter 2021 Financial Results

MAYNARD, Mass., May 4, 2021 -- AquaBounty Technologies, Inc. (Nasdaq: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced the Company’s financial results for its fiscal first quarter ended March 31, 2021.

First Quarter 2021 Key Highlights

•

Fortified balance sheet with $127.1 million in gross proceeds from the closing of an underwritten public offering of common stock in February, to provide further financing for Farm 3 and corporate working capital.

•

Appointed veteran Atlantic salmon sales and marketing executive Dennis Bryant as the Company’s Director of Sales, who will oversee all aspects of building and servicing AquaBounty’s customer partnerships.

•

Participated in key investor conferences to improve visibility within the investment community, including the Canaccord Genuity 2021 Virtual Sustainability Conference, the H.C. Wainwright Global Life Sciences Conference, and the upcoming Oppenheimer Emerging Growth Conference.

Management Commentary

“During the first quarter of 2021, we completed the setup of our commercial framework and we are now preparing for the first commercial scale harvest of our genetically engineered (“GE”) salmon, which we expect to begin this month,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “The appointment of Dennis Bryant as our Director of Sales is a critical step in our commitment to customer satisfaction, and we are confident that all key processes are in place for the launch of our fish during May.

“We are looking forward to a successful commercial launch of our GE salmon, which will mark a tremendous milestone that has been decades in the making. We have the experience, capital and technology necessary to succeed, and the warm reception from our potential customers has fortified our belief that AquaBounty represents the next-evolution of land-based salmon farming. We remain focused on continued execution in the weeks and months ahead as we strive to create sustainable, long-term value for our shareholders.

“After successful sampling efforts of our GE salmon with widely respected seafood distributors and other interested groups in the first quarter, we began the customer onboarding process, which focused on finalizing planning and allocations for our impending first harvest. Our GE salmon was well received in sampling, and our sales team is very optimistic regarding near-term demand expectations, considering the resurgence of the food service industry as COVID-19 concerns begin to dissipate and consumers return to restaurants.

“We raised $127.1 million in gross proceeds in a public offering of equity in February to further finance the construction of our next farm with a planned capacity of 10,000 metric tons, which will greatly increase the Company’s growing capacity. We are currently in due diligence on the final site location and expect to commence construction later this year and commercial production in 2023.  Ahead of these rigorous efforts, we have made substantial progress on the farm design with our engineering and RAS technology partners, ensuring we have an efficient, replicable facility design that will serve us for years to come,” concluded Wulf.

First Quarter 2021 Financial Summary

•

Revenue in the first quarter of 2021 was $74 thousand, as compared to $7 thousand in in the same period of the prior year. Revenue was impacted by the continued effects of the COVID-19 pandemic on demand in the food service industry, which has started to reemerge as vaccines become more widely available.

•

Operating expenses in the first quarter of 2021 were $4.2 million, as compared to $3.1 million in the same period of the prior year. The increase in operating expenses was primarily due to production and headcount increases at the Company’s two farms.

•	Net loss in the first quarter of 2021 was $4.2 million, as compared to $3.1 million in the same period of the prior year.

•

Cash, cash equivalents and restricted cash were $211.4 million as of March 31, 2021, compared with $96.3 million as of December 31, 2020. The Company fortified its balance sheet with $127.1 million in gross proceeds from a public offering of common stock in February.

About AquaBounty

AquaBounty Technologies, Inc. (NASDAQ: AQB) is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to help ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species.  The Company’s genetically engineered salmon program is based upon a single, specific molecular modification in salmon that results in more rapid growth in early development. With aquaculture farms located in Prince Edward Island, Canada, and Indiana, United States, AquaBounty is raising salmon that is free of antibiotics and other contaminants, in land-based Recirculating Aquaculture Systems (“RAS”) which are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations.  AquaBounty’s solution offers a reduced carbon footprint and no risk of pollution of marine ecosystems, as compared to traditional sea-cage farming. For more information, please visit www.aquabounty.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty, including but not limited to statements with respect to the completion, timing, size, and use of proceeds of the underwritten offering of common stock. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise additional capital, market and other conditions, AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and prospectus supplement for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Investor Relations:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us

AquaBounty Technologies, Inc.

Consolidated Balance Sheets

(Unaudited)

	As of
	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$210,899,434	$95,751,160
Inventory	2,106,473	1,525,377
Prepaid expenses and other current assets	470,961	405,370
Total current assets	213,476,868	97,681,907

Property, plant and equipment, net	27,904,874	26,930,338
Right of use assets, net	327,386	341,997
Intangible assets, net	242,120	245,546
Restricted cash	500,000	500,000
Other assets	84,685	76,715
Total assets	$242,535,933	$125,776,503

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,555,066	$1,760,103
Other current liabilities	62,765	62,483
Current debt	378,791	259,939
Total current liabilities	1,996,622	2,082,525

Long-term lease obligations	274,232	290,327
Long-term debt	8,622,436	8,528,490
Total liabilities	10,893,290	10,901,342

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 80,000,000 shares authorized;
70,983,145 (2020: 55,497,133) shares outstanding	70,983	55,497
Additional paid-in capital	384,459,964	263,629,116
Accumulated other comprehensive loss	(187,219)	(267,258)
Accumulated deficit	(152,701,085)	(148,542,194)
Total stockholders' equity	231,642,643	114,875,161

Total liabilities and stockholders' equity	$242,535,933	$125,776,503

AquaBounty Technologies, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues
Product revenues	$74,372	$6,753

Costs and expenses
Product costs	1,554,655	841,434
Sales and marketing	318,635	50,788
Research and development	500,620	568,762
General and administrative	1,785,510	1,637,190
Total costs and expenses	4,159,420	3,098,174

Operating loss	(4,085,048)	(3,091,421)

Other income (expense)
Interest expense	(78,804)	(17,045)
Other income (expense), net	4,961	(1,152)
Total other income (expense)	(73,843)	(18,197)

Net loss	$(4,158,891)	$(3,109,618)

Other comprehensive income (loss):
Foreign currency translation income (loss)	80,039	(381,985)
Total other comprehensive income (loss)	80,039	(381,985)

Comprehensive loss	$(4,078,852)	$(3,491,603)

Basic and diluted net loss per share	$(0.06)	$(0.11)
Weighted average number of common shares -
basic and diluted	64,550,920	27,116,754

AquaBounty Technologies, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(4,158,891)	$(3,109,618)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	422,185	347,859
Share-based compensation	129,715	205,353
Other non-cash charge	4,203	—
Changes in operating assets and liabilities:
Inventory	(577,154)	(610,200)
Prepaid expenses and other assets	(63,966)	(107,922)
Accounts payable and accrued liabilities	(274,486)	339,818
Net cash used in operating activities	(4,518,394)	(2,934,710)

Investing activities
Purchase of property, plant and equipment	(1,208,183)	(691,351)
Proceeds from sale of asset held for sale	—	98,000
Proceeds from legal settlement, net	—	1,014,008
Other investing activities	(11,010)	(1,307)
Net cash (used in) provided by investing activities	(1,219,193)	419,350

Financing activities
Proceeds from issuance of debt	187,120	—
Repayment of term debt	(38,885)	(39,391)
Proceeds from the issuance of common stock, net	119,120,437	14,521,704
Proceeds from the exercise of stock options and warrants, net	1,596,182	—
Net cash provided by financing activities	120,864,854	14,482,313

Effect of exchange rate changes on cash, cash equivalents and restricted cash	21,007	(15,951)
Net change in cash, cash equivalents and restricted cash	115,148,274	11,951,002
Cash, cash equivalents and restricted cash at beginning of period	96,251,160	2,798,744
Cash, cash equivalents and restricted cash at end of period	$211,399,434	$14,749,746

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheet:
Cash and cash equivalents	$210,899,434	$14,749,746
Restricted cash	500,000	—
Total cash, cash equivalents and restricted cash	$211,399,434	$14,749,746

Supplemental disclosure of cash flow information and
non-cash transactions:
Interest paid in cash	$73,685	$17,045
Property and equipment included in accounts payable and accrued liabilities	$82,068	$257,884